UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 23, 2025
MGM Resorts International
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-10362	88-0215232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada  89109
(Address of principal executive offices – Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 693-7120
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	MGM	New York Stock Exchange	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CRF § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CRF § 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 23, 2025, MGM Resorts International (the “Company”) entered into a secured credit agreement among the Company, the lenders from time to time party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Credit Agreement”).

The Credit Agreement is comprised of a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of JPY45.2 billion with an option to increase the aggregate amount up to JPY67.8 billion. The Term Loan Facility bears interest at a fluctuating rate per annum based on the Tokyo Interbank Offered Rate plus 1.75% until the submission of the covenant certificate for the quarter ending March 31, 2026 and thereafter at 1.50% to 2.25%, as determined by a rent adjusted total net leverage ratio pricing grid. The Term Loan Facility will mature in October, 2030, provided that if, as of February 9, 2029, the revolving loans or commitments under the Company’s existing senior secured credit facility remain outstanding and have not been extended, replaced or refinanced with a scheduled maturity date of no earlier than the date that is five years after October 23, 2025, then the maturity date with respect to the Term Loan Facility shall be February 9, 2029.

The Credit Agreement governing the Term Loan Facility contains customary covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; (ix) make changes in the nature of the business; (x) make prepayments to other indebtedness and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Company or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications. The Credit Agreement requires the Company to comply with a financial covenant, which may restrict the Company’s ability to incur additional debt to fund its obligations in the near term.

The Credit Agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) following the granting of liens on collateral, the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, and (x) change of control.

The Term Loan Facility is guaranteed by each of the Company’s existing direct and indirect wholly-owned material domestic restricted subsidiaries, subject to certain exclusions. The Term Loan Facility is, subject to receipt of gaming approvals, secured by a pledge of the equity in certain of the Company’s domestic operating properties.

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1. Exhibits and schedules that have been excluded from the text of the Credit Agreement attached hereto will be supplementally furnished to the Commission upon request.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 29, 2025, the Company issued a press release to announce the Company’s results of operations for the quarter ended September 30, 2025. The information furnished in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(a)Not applicable.
(b)Not applicable.
(c)Not applicable.
(d)Exhibits:

Exhibit Number	Description

10.1	Credit Agreement, dated as of October 23, 2025, among the Company, Sumitomo Mitsui Banking Corporation, as administrative agent, and certain lenders party thereto.
99.1	Press release of the Registrant dated October 29, 2025, announcing financial results for the quarter ended September 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Resorts International

Date: October 29, 2025	By:	/s/ Todd Meinert
Todd Meinert
Title: Senior Vice President and Chief Accounting Officer